Exhibit 10.5

WRITTEN CONSENT AND VOTING AGREEMENT

This WRITTEN CONSENT AND VOTING AGREEMENT (this “Agreement”) is entered into as of June 5, 2013, by and among Media General, Inc., a Virginia corporation (“General”), and each of the Persons whose names are set forth on the signature pages hereto under the caption “Equityholders” (each individually an “Equityholder” and, collectively, the “Equityholders”), and, solely with respect to Articles VI-IX, New Young Broadcasting Holding Co., Inc., a Delaware Corporation (“Phoenix”), and solely with respect to the Articles VI, VIII and IX, the Secretary of Phoenix (the “Warrant Agent”).

W I T N E S S E T H:

WHEREAS, as of the date of this Agreement, each Equityholder owns (i) the number of shares of Class A Common Stock, par value $0.01 per share (the “Phoenix Class A Common Stock”), of Phoenix, and (ii) the number of shares of Class B Common Stock, par value $0.01 per share (the “Phoenix Class B Common Stock”) of Phoenix, in each case set forth opposite such Equityholder’s name on Schedule A attached hereto;

WHEREAS, as of the date of this Agreement, each Equityholder owns Lender Warrants (as such term is defined in the Warrant Agreement) to purchase the number of shares of Phoenix Class A Common Stock (the “Phoenix Warrants”) set forth opposite each such Equityholder’s name on Schedule A attached hereto (the shares of Phoenix Class A Common Stock which are issuable upon exercise of such Phoenix Warrants being referred to herein as the “Warrant Shares”), which Phoenix Warrants were issued pursuant to the certain Lender Warrant Agreement, dated as of June 24, 2010, by and between Phoenix and the Warrant Agent (the “Warrant Agreement”);

WHEREAS, as of the date of this Agreement, each Equityholder has registration rights in respect of its Phoenix Class A Common Stock and Warrant Shares pursuant to that certain Registration Rights Agreement, dated as of June 24, 2010, by and among Phoenix, the Equityholders and the other signatories thereto (the “Phoenix Registration Rights Agreement”);

WHEREAS, concurrently herewith, General, General Merger Sub 1, Inc., a Virginia corporation and wholly-owned subsidiary of General (“Merger Sub 1”), General Merger Sub 2, Inc., a Delaware corporation and wholly-owned subsidiary of General (“Merger Sub 2”), General Merger Sub 3, LLC, a Delaware corporation and wholly-owned subsidiary of General (“Merger Sub 3”), and Phoenix are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub 2 will merge with and into Phoenix and Phoenix will survive as a wholly-owned subsidiary of General (the “Merger”), and each outstanding share of Phoenix Class A Common Stock and Phoenix Class B Common Stock will be converted into the right to receive shares of a newly-created class of Voting Common Stock of General (the “General Voting Common Stock”), or shares of a newly-created class of Non-Voting Common Stock of General (the “General Non-Voting Common Stock”), as set forth in the Merger Agreement;

WHEREAS, the Equityholders are parties to that certain Equityholders Agreement, dated as of June 24, 2010 (the “Equityholders Agreement”), by and among Phoenix, the Equityholders and the other signatories thereto, and, pursuant to which, the Merger Agreement and the transactions contemplated thereby, including the Merger, must be approved by the affirmative vote or written consent of the holders of not less than 66.6% of the Fully Diluted Equity Interests (as defined in the Equityholders Agreement), voting together as a single class;

WHEREAS, the Merger must be approved by the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Phoenix Class A Common Stock pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) and the Amended and Restated Certificate of Incorporation of Phoenix;

WHEREAS, pursuant to Section 7.01 of the Warrant Agreement, (i) the terms of the Lender Warrants may be amended by the Holders (as such term is defined in the Warrant Agreement) of a majority of the Lender Warrants and Phoenix and (ii) the terms of the Warrant Agreement may be amended by the Warrant Agent and Phoenix;

WHEREAS, pursuant to Section 10.1(g) of the Phoenix Registration Rights Agreement, the terms of the Phoenix Registration Rights Agreement may be amended by of the Holders (as such term is defined in the Phoenix Registration Rights Agreement) of a majority of the Registrable Securities (as such term is defined in the Phoenix Registration Rights Agreement) and Phoenix;

WHEREAS, the Equityholders are Holders (as such term is defined in the Warrant Agreement) of a majority of the Lender Warrants, and are Holders (as such term is defined in the Registration Rights Agreement) of a majority of the Registrable Securities;

WHEREAS, (i) the Equityholders and Phoenix wish to amend the terms of the Lender Warrants by effecting the Phoenix Warrant Agreement Amendments (as defined below), and (ii) Phoenix and the Warrant Agent wish to amend the terms of the Warrant Agreement by effecting the Phoenix Warrant Certificate Amendments (as defined below);

WHEREAS, the Equityholders, Phoenix and General wish to amend and restate the terms of the Phoenix Registration Rights Agreement by entering into an Amended and Restated Registration Agreement in the form attached hereto as Exhibit B (the “General Registration Rights Agreement”); and

WHEREAS, as a condition to the willingness of General, Merger Sub 1, Merger Sub 2 and Merger Sub 3 to enter into the Merger Agreement, and as an inducement and in consideration therefor, General, Merger Sub 1, Merger Sub 2 and Merger Sub 3 have required that the Equityholders, Phoenix and the Warrant Agent agree, and the Equityholders, Phoenix and the Warrant Agent have agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1 Defined Terms. For purposes of this Agreement, capitalized terms used in this Agreement that are defined in the Merger Agreement but not in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement.

SECTION 1.2 Other Definitions. For purposes of this Agreement:

(a) “New Shares” means any shares of Phoenix Class A Common Stock or Phoenix Class B Common Stock (other than Owned Shares) acquired, including upon exercise of Owned Warrants, by an Equityholder at any time during the Voting Period.

(b) “New Warrants” means any Phoenix Warrants (other than Owned Warrants) acquired by an Equityholder at any time during the Voting Period.

(c) “Owned Shares” means all of the shares of Phoenix Class A Common Stock and/or Phoenix Class B Common Stock owned by such Equityholder as of the date of this Agreement as set forth on Schedule A.

(d) “Owned Warrants” means all of the Phoenix Warrants owned by such Equityholder as of the date of this Agreement as set forth on Schedule A.

(e) “Permitted Transferee” shall mean, with respect to any proposed Transfer of Owned Shares, the Owned Warrants, any New Shares or any New Warrants by any Equityholder, any proposed Transferee so long as each the following conditions are satisfied with respect to such proposed Transfer and such proposed Transferee: (i) such proposed Transferee shall have agreed in writing in a form reasonably acceptable to General to be bound by this Agreement prior to the consummation of any such Transfer; and (ii) in the reasonable judgment of Phoenix and General, such Transfer (or the proposed Transferee) would not prevent, impede, frustrate, interfere with, delay, postpone or adversely affect the Merger or the other transactions contemplated by the Merger Agreement or limit or impair any existing business activity or proposed business activity of General or Phoenix after the Merger.

(f) “Phoenix Equity” means, collectively, the Phoenix Class A Common Stock, the Phoenix Class B Common Stock and the Phoenix Warrants.

(g) “Representatives” shall mean, with respect to any Person, such Person’s officers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives.

(h) “Voting Period” means the period from and including the date of this Agreement through and including the earlier to occur of (i) the Combination Merger Effective Time, and (ii) the termination of the Merger Agreement in accordance with its terms.

(i) “Transfer” means to directly or indirectly issue, transfer, sell, assign, distribute, encumber, hypothecate or otherwise dispose of, either voluntarily or involuntarily, including by gift, by way of merger, exchange, business combination or similar transaction, by operation of Law or otherwise; provided, that no Transfer shall be deemed to have occurred as a result of the entry into, modification of or existence of any bona fide pledge of Phoenix Equity in connection with a secured borrowing transaction, the pledgee with respect to which is a financial institution in the business of engaging in secured lending and similar transactions and which has entered into such transaction in the ordinary course of business until such time as the pledgee commences any action to foreclose upon such Phoenix Equity or any Phoenix Equity is delivered upon settlement or termination of such pledge.

ARTICLE II
WRITTEN CONSENT; VOTING AGREEMENT AND IRREVOCABLE PROXY

SECTION 2.1 Written Consent and Agreement to Vote.

(a) Each Equityholder hereby agrees that, immediately (and, in any event within one (1) hour) after the execution and delivery of this Agreement and the Merger Agreement, such Equityholder shall, with respect to the Owned Shares and Owned Warrants listed opposite such Equityholder’s name on Schedule A, execute and deliver to Phoenix a written consent to the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger for purposes of (i) Section 251(c) of the DGCL and (ii) Section 2.4(a) of the Equityholders Agreement, in the form of Exhibit A hereto (a “Written Consent”) and provide a copy of such executed and delivered Written Consent to General. Each Written Consent shall be coupled with an interest and shall be irrevocable, except as provided in Article VI below. Subject to Article VI, upon General’s or Phoenix’s request, during the Voting Period, each Equityholder shall vote, or execute consents with respect to, as applicable, the Owned Shares, the Owned Warrants, any New Shares and any New Warrants owned by such Equityholder as of the applicable record date (or cause to be voted or a consent to be executed with respect to the Owned Shares, the Owned Warrants, any New Shares and any New Warrants owned by such Equityholder as of the applicable record date) in favor of adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger and any restructured business combination of General and Phoenix as contemplated by Section 1.10(c) of the Merger Agreement.

(b) Each Equityholder hereby agrees that, during the Voting Period, such Equityholder shall vote or execute consents with respect to, as applicable, the Owned Shares, the Owned Warrants, any New Shares and any New Warrants owned by such Equityholders as of the applicable record date (or cause to be voted, or a consent to be executed with respect to, the Owned Shares, the Owned Warrants, any New Shares and any New Warrants owned by such Equityholder as of the applicable record date) against each of the matters set forth in clauses (i), (ii), (iii) and (iv) below at any meeting (or any adjournment or postponement thereof) of the shareholders of Phoenix or any other holders of Phoenix Equity, or in connection with any proposed action by written consent of the shareholders of Phoenix or any other holders of Phoenix Equity, whether such vote is cast or consent is required or requested pursuant to the Equityholders Agreement, applicable Law or otherwise:

(i) any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Phoenix or any other business combination involving Phoenix, in each case, other than the Merger Agreement and the transactions contemplated thereby, including the Merger;

(ii) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Phoenix contained in the Merger Agreement or of such Equityholder contained in this Agreement;

(iii) any action, proposal, transaction or agreement involving Phoenix or any of its Subsidiaries that would reasonably be expected to prevent, impede, frustrate, interfere with, delay, postpone or adversely affect the Merger or the other transactions contemplated by the Merger Agreement, in contravention of the terms and conditions set forth in the Merger Agreement; and

(iv) any Acquisition Proposal with respect to Phoenix made prior to the termination of the Merger Agreement.

(c) Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or consent.

SECTION 2.2 Grant of Irrevocable Proxy. Each Equityholder hereby irrevocably appoints General, Phoenix, and any of their respective designees, and each of them individually, as such Equityholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, with effect immediately following the execution of the Written Consent as provided in Section 2.1, to vote or execute consents during the Voting Period, with respect to the Owned Shares, the Owned Warrants, any New Shares and any New Warrants owned by such Equityholder as of the applicable record date, in each case solely to the extent and in the manner specified in Section 2.1 (the “Proxy Matters”). This proxy is given to secure the performance of the duties of such Equityholder under this Agreement. Such Equityholder shall not directly or indirectly grant any Person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to any of such Equityholder’s Owned Shares, Owned Warrants, New Shares or New Warrants that is inconsistent with Section 2.1 or this Section 2.2.

SECTION 2.3 Nature of Irrevocable Proxy. The proxy and power of attorney granted pursuant to Section 2.2 by each Equityholder shall be irrevocable during the Voting Period, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Equityholder with regard to such Equityholder’s Owned Shares, Owned Warrants, any New Shares or any New Warrants in respect of the Proxy Matters, and such Equityholder acknowledges that the proxy constitutes an inducement for General, Merger Sub 1 and Merger Sub 2 to enter into the Merger Agreement. The power of attorney granted by each Equityholder is a durable power of attorney and shall survive the bankruptcy, dissolution, death or incapacity of such Equityholder. The proxy and power of attorney granted hereunder shall terminate only upon the expiration of the Voting Period.

ARTICLE III
COVENANTS

SECTION 3.1 Voting Period Restrictions. Each Equityholder agrees that such Equityholder shall not, during the Voting Period, Transfer any or all of such Equityholder’s Owned Shares, Owned Warrants, New Shares or New Warrants, or any interest therein, or any voting rights with respect thereto or enter into any contract, option or other arrangement or understanding with respect thereto (including any voting trust or agreement and the granting of any proxy), other than (a) pursuant to the Merger in accordance with the terms of the Merger Agreement, (b) with the prior written consent of General, and (c) to any Permitted Transferee; provided that the foregoing shall not prevent the exercise of any Phoenix Warrant outstanding as of the date hereof by any Equityholder in accordance with the terms of the Warrant Agreement and the issuance of shares of Phoenix Class A Common Stock to such Equityholder in connection therewith.

SECTION 3.2 No Shop Obligations of Each Equityholder. Except in respect of transfers to a Permitted Transferee, each Equityholder agrees that, during the Voting Period, such Equityholder shall not, and shall cause any Person that manages or advises such Equityholder not to on the Equityholder’s behalf, and such Equityholder shall, and shall cause any Person that manages or advises such Equityholder with respect to investment decisions on the Equityholder’s behalf to, use its and their respective reasonable best efforts to cause its and their respective Representatives acting on its and their behalf not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to Phoenix or any Acquisition Inquiry with respect to Phoenix, (ii) furnish any information regarding Phoenix or any of its Subsidiaries (or such Equityholder’s Owned Shares, Owned Warrants, New Shares or New Warrants, or any interest therein) to any Person in connection with or in response to an Acquisition Proposal with respect to Phoenix or Acquisition Inquiry with respect to Phoenix, (iii) engage in discussions or negotiations with any Person relating to any Acquisition Proposal with respect to Phoenix or Acquisition Inquiry with respect to Phoenix, or (iv) enter into any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or other similar agreement for any Acquisition Transaction with respect to Phoenix. An Equityholder shall promptly notify General and Phoenix orally and in writing of any such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof and all modifications thereto). Notwithstanding the foregoing, nothing herein shall be understood to limit any Transfer otherwise permitted pursuant to Section 3.1.

SECTION 3.3 General Covenants. Except in respect of transfers to Permitted Transferees, each Equityholder agrees that such Equityholder shall not, and it shall cause any Person that manages or advises such Equityholder with respect to investment decisions not to:

(a) enter into any agreement, commitment, letter of intent, agreement in principle, or understanding with any Person or take any other action that violates or conflicts with or would reasonably be expected to violate or conflict with, such Equityholder’s covenants and obligations under this Agreement; or

(b) take any action that restricts or otherwise adversely affects such Equityholder’s legal power, authority and right to comply with and perform such Equityholder’s covenants and obligations under this Agreement.

SECTION 3.4 Cooperation. Each Equityholder shall reasonably cooperate with Phoenix and General in connection with their efforts to make any necessary filings and submissions with, and obtain any necessary consents, approvals, waivers and authorizations of, actions or nonactions by, any Governmental Entity or any third party necessary to be made in connection with the transactions contemplated by the Merger Agreement, including by providing to Phoenix or General such information regarding such Equityholder and its Affiliates as shall be reasonably requested by Phoenix or General in connection with such efforts. Each Equityholder shall make as promptly as practicable all necessary filings and submissions required to be made by it with any Governmental Entity in connection with the transactions contemplated by the Merger Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE EQUITYHOLDERS

Each Equityholder hereby represents and warrants to General as follows:

SECTION 4.1 Authorization. Such Equityholder has all corporate or other organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by such Equityholder and, assuming it has been duly and validly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of such Equityholder, enforceable against such Equityholder in accordance with its terms, except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor’s rights generally, and (ii) general principles of equity.

SECTION 4.2 Ownership of Shares. As of the date hereof, such Equityholder does not own, beneficially or of record, any Phoenix Equity other than the Owned Shares and Owned Warrants listed opposite such Equityholder’s name on Schedule A attached hereto (except to the extent that such Equityholder may be deemed to beneficially own other Phoenix Equity owned by other Equityholders, including as a result of the Equityholders Agreement and other agreements among the Equityholders). Such Equityholder is the sole record owner of the Owned Shares and Owned Warrants listed opposite such Equityholder’s name on Schedule A hereto, and has power to vote (or cause to be voted or consents to be executed) and to dispose of (or cause to be disposed of) such Owned Shares and Owned Warrants sufficient to perform its obligations hereunder. Any proxies granted by such Equityholder in respect of any or all of such Owned Shares and/or Owned Warrants prior to and including the date hereof (except as set forth herein) in respect of the Proxy Matters have been revoked.

SECTION 4.3 No Conflicts. Except as set forth on Schedule B, no filing with any Governmental Entity, and no authorization, consent or approval of any other Person (other than such approvals of such Equityholder’s Affiliates as have been obtained on or prior to the date hereof) is necessary for the execution of this Agreement by such Equityholder or the performance by such Equityholder of such Equityholder’s obligations hereunder. None of the execution and delivery of this Agreement by such Equityholder, or the performance by such Equityholder of such Equityholder’s obligations hereunder shall (i) result in, give rise to or constitute a violation or breach of or a default (or any event which with notice or lapse of time or both would become a violation, breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on, any of the Owned Shares or Owned Warrants pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Equityholder is a party or by which such Equityholder or any of such Equityholder’s Owned Shares or Owned Warrants are bound, or (ii) violate any applicable law, rule, regulation, order, judgment, or decree applicable to such Equityholder, except for any of the foregoing as would not impair such Equityholder’s ability to perform such Equityholder’s obligations under this Agreement.

SECTION 4.4 Transaction Fee. Except as disclosed by such Equityholder to General in writing, such Equityholder has not employed any investment banker, broker or finder in connection with the transactions contemplated by the Merger Agreement who might be entitled to any fee or any commission from Phoenix or any of its Subsidiaries in connection with or upon consummation of the Merger.

SECTION 4.5 Accredited Investor. Such Equityholder is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in Surviving General and is able to bear such risks and will be acquiring General Common Stock pursuant to the Combination Merger without a view to any resale or distribution thereof, other than pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements under the Securities Act.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF GENERAL

General hereby represents and warrants to the Equityholders as follows:

SECTION 5.1 Authorization. General has all corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by General and, assuming it has been duly and validly executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of General, enforceable against it in accordance with the terms of this Agreement except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor’s rights generally, and (ii) general principles of equity.

SECTION 5.2 No Conflicts. The execution and delivery of this Agreement by General does not and the performance of this Agreement by General will not (i) conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under any note, contract, lease, license, permit, franchise, mortgage, bond, indenture, agreement, instrument or obligation to which it is a party or by which it or any of its properties is bound; (ii) violate any judgment, order, injunction, decree or award of any court, administrative agency or other Governmental Entity that is binding on it or any of its properties; or (iii) constitute a violation by General of any law, regulation, rule or ordinance applicable to it, in each case, except for any violation, conflict or consent as would not impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated herein on a timely basis.

ARTICLE VI
WARRANT AGREEMENT AMENDMENT

SECTION 6.1 Warrant Merger Agreement Amendment. Effective as of immediately prior to the Combination Merger Effective Time, the Warrant Agreement shall be automatically amended, without any further action by Phoenix, the Warrant Agent or any other Person, pursuant to Section 7.01 of the Warrant Agreement by adding the following section as a new Section 7.11 (the “Phoenix Warrant Agreement Amendments”).

“Section 7.11 Merger Consideration.

(a)      Notwithstanding anything contained in this Agreement or the Warrant Certificates to the contrary, in connection with the merger of General Merger Sub 2, Inc. (“Merger Sub 2”), a wholly-owned subsidiary of Media General, Inc. (“General”), with and into the Company pursuant to that certain Agreement and Plan of Merger, dated June 5, 2013, by and among the Company, General, General Merger Sub 1, Inc., a wholly owned subsidiary of General, Merger Sub 2, and General Merger Sub 3, LLC, a wholly owned subsidiary of General (the “Merger Agreement”), all Lender Warrants issued and outstanding as of immediately prior to the Combination Merger Effective Time (as such term is defined in the Merger Agreement) shall be automatically cancelled and exchanged (the “Merger Exchange”) in the Combination Merger (as such term is defined in the Merger Agreement), without any payment of the Exercise Price, for the right to receive (upon completion by the Holder of such Lender Warrants of a duly executed and properly completed Letter of Transmittal (as such terms defined in the Merger Agreement) pursuant to the Merger Agreement, and subject to the other terms and conditions of the Merger Agreement) an aggregate number of fully paid, validly issued and nonassessable shares of General Voting Common Stock (as such term is defined in the Merger Agreement) equal to the number of shares of Common Stock that would be received upon exercise of the Lender Warrants multiplied by the Exchange Ratio (as defined in the Merger Agreement); and provided, further, that cash shall be paid in lieu of fractional shares pursuant to Section 1.7 of the Merger Agreement; provided, that the Holder may elect to receive shares of General Non-Voting Common Stock (as such term is defined in the Merger Agreement) in lieu of shares of General Voting Common Stock upon the terms set forth in the Merger Agreement by so indicating in such Holder’s Letter of Transmittal delivered to General prior to the Closing (as such term is defined in the Merger Agreement).

(b)      The Holder shall not be required to execute and become party to the Equityholders Agreement pursuant to Section 2.03(g) in connection with the Merger Exchange.”

(c)     The General Voting Common Stock and the General Non-Voting Common Stock received by the Holder in connection with the Merger Exchange shall not be stamped or otherwise imprinted with any legends pursuant to Section 4.02(e).

(d)     This Agreement shall terminate automatically upon consummation of the Merger Exchange.”

SECTION 6.2 Warrant Certificate Amendment. Effective as of immediately prior to the Combination Merger Effective Time, the Lender Warrants shall be automatically amended, without any further action by Phoenix, any Equityholder or any other Person, pursuant to Section 7.01 of the Warrant Agreement, to permit consummation of the Merger Exchange as contemplated by Section 7.11 of the Warrant Agreement (the “Phoenix Warrant Certificate Amendments”).

ARTICLE VII
REGISTRATION RIGHTS AGREEMENT AMENDMENT

SECTION 7.1 Phoenix Registration Rights Agreement Amendment. Effective as of the Combination Merger Effective Time, the Phoenix Registration Rights Agreement shall be automatically amended and restated into the General Registration Rights Agreement, without any further action by Phoenix, any Equityholder or any other Person.

ARTICLE VIII
TERMINATION

This Agreement and all obligations of the parties hereunder (including the proxy described in Sections 2.2 and 2.3) shall automatically terminate upon the earliest to occur of (i) the Combination Merger Effective Time, and (ii) the termination of the Merger Agreement in accordance with its terms. In addition to the foregoing, this Agreement may be terminated by any Equityholder upon written notice to General at any time following the making of any change, by amendment, waiver or other modification, to any provision of the Merger Agreement that decreases the amount or changes the form of the General Stock Consideration or increases or changes the form of the consideration that the General Shareholders are entitled to receive in the Reclassification Merger; provided that any change, amendment, waiver or other modification to implement a restructured business combination of General and Phoenix as contemplated by Section 1.10(c) of the Merger Agreement shall not give rise to a right of any Equityholder to terminate this Agreement. Upon the termination of this Agreement, neither General, Merger Sub 1, Merger Sub 2 nor the Equityholders shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect; provided, that Sections 9.1, and 9.3 through 9.13 shall survive such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.

ARTICLE IX
MISCELLANEOUS

SECTION 9.1 Publication. Each Equityholder hereby permits General and Phoenix to publish and disclose in the DGCL Notices, the Phoenix Information Statement, any and all applicable filings with the SEC and/or the FCC, and any other disclosures or filings required by applicable Law such Equityholder’s identity and ownership of Phoenix Equity, the nature of such Equityholder’s commitments, arrangements and understandings pursuant to this Agreement and/or the text of this Agreement.

SECTION 9.2 Appraisal Rights. Each Equityholder hereby waives any rights of appraisal or rights to dissent from the Merger or the adoption of the Merger Agreement that such Equityholder may have under applicable Law and shall not permit any such rights of appraisal or rights of dissent to be exercised with respect to such Equityholder’s Owned Shares, New Shares or Warrant Shares.

SECTION 9.3 Amendments, Waivers, etc. This Agreement may be amended by an instrument in writing signed on behalf of General and each of the Equityholders that would be bound by such amendment; provided, that any amendments to Articles VI - IX shall require the written consent of Phoenix, and any amendment to Article VI, VIII, and IX shall require the written consent of the Warrant Agent. Any agreement on the part of any party hereto to any waiver of compliance with any representations, warranties, covenants or agreements contained in this Agreement shall be valid only if set forth in a written instrument signed on behalf of such party. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

SECTION 9.4 Enforcement of Agreement; Specific Performance. The Equityholders acknowledge and agree that General and Phoenix would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance, breach or threatened breach of this Agreement by any Equityholder could not be adequately compensated by monetary damages alone and that General and Phoenix would not have any adequate remedy at law. Accordingly, General and Phoenix shall be entitled (in addition to any other remedy that may be available to them whether in law or equity, including monetary damages) to seek and obtain (a) enforcement of any provision of this Agreement by a decree or order of specific performance and (b) a temporary, preliminary and/or permanent injunction to prevent breaches or threatened breaches of any provisions of this Agreement without posting any bond or undertaking. The Equityholders hereto further agree that they shall not object to the granting of injunctive or other equitable relief on the basis that there exists adequate remedy at law. Each Equityholder hereby expressly further waives (i) any defense in any action for specific performance that a remedy at law would be adequate or that an award of specific performance is not an appropriate remedy for any reason at law or in equity and (ii) any requirement under any Law to post security as a prerequisite to obtaining equity relief. Each Equityholder agrees that General’s and Phoenix’s initial choice of remedy will be to seek specific performance of this Agreement in accordance with its terms. If a court of competent jurisdiction denies such relief, General and Phoenix each may seek alternative remedies, including damages in the same or another proceeding.

SECTION 9.5 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or if sent via facsimile (with confirmation via express courier utilizing next-day service), (b) on the earlier of confirmed receipt or the third (3rd) Business Day following the date of mailing if mailed by registered or certified mail (return receipt requested), or (c) on the first (1st) Business Day following the date of dispatch if delivered utilizing next-day service by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)     If to General, addressed to it at:

Media General, Inc.
333 E. Franklin Street
Richmond, Virginia 23219
Attention:     James F. Woodward
                       Andrew C. Carington, Esq.
Facsimile: (804) 887-7021

with copies (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention:     Philip Richter, Esq.
                       John E. Sorkin, Esq.
Facsimile:     (212) 859-4000

and

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, N.W.

Washington, D.C. 20036
Attention:      Stephen Glover, Esq.
Facsimile:       (202) 530-9598

(b)     If to Phoenix, addressed to it at:

c/o Young Broadcasting, LLC
441 Murfreesboro Road
Nashville, TN 37210
Attention: General Counsel
Facsimile: (615) 369-7388

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention: Jonathan E. Levitsky, Esq.

Facsimile: (212) 909-6836

(c)     If to an Equityholder, addressed to it at the address set forth below such Equityholder’s signature hereto;

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention: Jonathan E. Levitsky, Esq.

Facsimile: (212) 909-6836

(d)     If to the Warrant Agent, addressed to it at:

c/o Young Broadcasting, LLC
441 Murfreesboro Road
Nashville, TN 37210
Attention: Secretary
Facsimile: (615) 369-7388

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention: Jonathan E. Levitsky, Esq.

Facsimile: (212) 909-6836

or to that other address as any party shall specify by written notice so given, and notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered.

SECTION 9.6 Headings; Titles. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.

SECTION 9.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon determination that any term or other provision is invalid or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement as to affect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.8 Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to in this Agreement, and any documents delivered by the parties in connection herewith), constitutes the entire agreement among the parties with respect to the subject matter of this Agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter of this Agreement.

SECTION 9.9 Assignment; Binding Effect; No Third Party Beneficiaries; Further Action. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties; provided that (i) General may assign its rights, interests or obligations hereunder to one or more of its Subsidiaries, (ii) each Equityholder may assign its right, interests and obligations to any Permitted Transferee and (iii) Warrant Agent may assign its rights, interests, and obligations hereunder to any successor Warrant Agent pursuant to Section 6.03 of the Warrant Agreement. This Agreement shall be binding upon and shall inure to the benefit of General, Phoenix, Warrant Agent and their respective successors and assigns and shall be binding upon the Equityholders and the Equityholders’ successors, assigns, heirs, executors and administrators. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person (other than, in the case of General, Phoenix and Warrant Agent, their respective successors and assigns and, in the case of the Equityholders, the Equityholders’ respective successors, assigns, heirs, executors and administrators) any rights, remedies, obligations or liabilities under or by reason of this Agreement. Each of the Equityholders, General, Phoenix and Warrant Agent shall take any further action and execute any other instruments as may be reasonably requested by the other parties to this Agreement to effectuate the intent of this Agreement.

SECTION 9.10 Mutual Drafting. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. This Agreement shall not be deemed to have been prepared or drafted by any one party or another or any party’s attorneys.

SECTION 9.11 Governing Law and Consent to Jurisdiction. This Agreement shall be governed and construed in accordance with the internal Laws of the Commonwealth of Virginia applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles that would result in the application of the Laws of any other jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Eastern District of Virginia (or, if that court does not have jurisdiction, the Circuit Court for the City of Richmond, Virginia), and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.5 shall be deemed effective service of process on such party. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 9.12 Counterparts; Facsimiles. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

SECTION 9.13 Liability. The rights and obligations of each of the Equityholders under this Agreement shall be several and not joint. All references to actions to be taken by the Equityholders, or representations and warranties to be made, under this Agreement refer to actions to be taken or representations and warranties to be made, as applicable, by Equityholders acting severally and not jointly. Except for any liability for claims, losses, damages, liabilities or other obligations arising out of an Equityholder’s failure to perform its obligations hereunder, General, Merger Sub 1, Merger Sub 2 and Merger Sub 3 agree that no Equityholder (in its capacity as an equityholder of Phoenix) will be liable for claims, losses, damages, liabilities or other obligations resulting from or relating to the Merger Agreement, including any breach by Phoenix of the Merger Agreement, and that Phoenix shall not be liable for claims, losses, damages, liabilities or other obligations resulting from or related to any Equityholder’s failure to perform its obligations hereunder.

(Signature page follows)

IN WITNESS WHEREOF, General, Phoenix, the Warrant Agent and the Equityholders have caused this Agreement to be duly executed as of the day and year first above written.

MEDIA GENERAL, INC.

By:	/s/James F. Woodward
Name:	James F. Woodward
Title:	Vice President and Chief Financial Officer

WARRANT AGENT

By:	/s/ Kevin Shea
Name:	Kevin Shea
Title:	Secretary of Phoenix

NEW YOUNG BROADCASTINGHOLDING CO., INC.

By:	/s/ Deborah A. McDermott
Name:	Deborah A. McDermott
Title:	President and CEO

EQUITYHOLDERS:

ARES SPECIAL SITUATIONS FUND, L.P.

By: ASSF MANAGEMENT L.P. ITS GENERAL PARTNER

By: ASSF OPERATING MANAGER, LLC, ITS GENERAL PARTER

By: /s/ Jeff Moore

Name: Jeff Moore

Title: Vice President

ARES SPECIAL SITUATIONS FUND III, L.P.

By: ASSF MANAGEMENT L.P., III ITS GENERAL PARTNER

By: ASSF OPERATING MANAGER LLC, III, ITS GENERAL PARTER

By: /s/ Jeff Moore

Name: Jeff Moore

Title: Vice President

ARES SPECIAL SITUATIONS FUND I-B, L.P.

By: ASSF MANAGEMENT, L.P., ITS GENERAL PARTNER

By: ASSF OPERATING MANAGER, LLC, ITS GENERAL PARTER

By: /s/ Jeff Moore________________

Name: Jeff Moore

Title: Vice President

DF US BD HOLDINGS I-B LLC

By: /s/ Jeff Moore________________

Name: Jeff Moore

Title: Vice President

DF US BD HOLDINGS LLC

By: /s/ Jeff Moore________________

Name: Jeff Moore

Title: Vice President

Standard General Communications LLC

By: /s/ Soohyung Kim______________

Name: Soohyung Kim

Title: Chief Investment Officer

Standard General Fund, L.P.

By: /s/ Soohyung Kim______________

Name: Soohyung Kim

Title: Chief Investment Officer

MARINER-TRICADIA CREDIT

STRATEGIES MASTER FUND, LTD

TRICADIA DISTRESSED AND SPECIAL

SITUATIONS FUND, LTD

STRUCTURED CREDIT OPPORTUNITIES

FUND II LP

BY: TRICADIA CAPITAL MANAGEMENT,

LLC AS INVESTMENT MANAGER

By: /s/ Barry Monday______________

Name: Barry Monday

Title: Chief Administrative Officer

Harbourview CLO 2006-1

By: /s/ Bill Campbell______________

Name: Bill Campbell

Title: AVP

Oppenheimer Master Loan Fund, LLC

By: /s/ Bill Campbell______________

Name: Bill Campbell

Title: AVP

Oppenheimer Senior Floating Rate Fund

By: /s/ Bill Campbell______________

Name: Bill Campbell

Title: AVP

Schooner SOF, LLC

By: /s/ H.C. Charles Diao______________

Name: H.C. Charles Diao

Title: Managing Director, Diao Capital Management

LLC, its Investment Manager